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EXHIBIT 14.1 AND 14.2


                                VOYAGER ONE, INC.

                  CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS
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A MESSAGE ABOUT THE CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS FROM THE CHIEF
                               EXECUTIVE OFFICER

To Voyager One, Inc. Employees:

One of our company's most valuable assets is its reputation. Maintaining a reputation for integrity and fairness is one of our most important jobs.

Our Corporate Code of Business Conduct and Ethics requires us to conduct our business consistent with our values in accordance with applicable laws. It requires that we be responsive to the concerns of the company in which we operate and exercise honesty and integrity in our dealings with others.

These guidelines are intended to help each of us understand our responsibilities and make the right choices. They are also meant to stimulate awareness of ethical issues that we may encounter in our daily business activities. Doing the right thing begins with basic honesty and integrity. It also depends on our good judgment and sensitivity to the way others see us and how they interpret our actions.

Each of us is responsible for Voyager One, Inc.'s reputation, I am confident that you will join me in maintaining the honesty and integrity in our business activity that will make Voyager One, Inc. a place where we can be proud to work.


/s/ John Lichter


John Lichter
Chief Executive Officer
July 1, 2004


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PREFACE

VOYAGER ONE, INC. (the "Company") is committed to promoting integrity and maintaining a high standard of ethical conduct in all of its activities. Our business success is dependent on trusting relationships, which are built on this foundation of integrity. Our reputation is founded on the integrity of the company's personnel and our dedication to:

HONESTY in communicating within the company and with our suppliers and customers, while at the same time protecting the company's confidential information and trade secrets

QUALITY in our products and services

RESPONSIBILITY for our words and actions

COMPASSION in our relationships with our employees and the communities affected by our business

FAIRNESS to our fellow employees, shareholders, customers and suppliers through adherence to applicable laws, regulations and policies and a high standard of behavior

RESPECT to our fellow employees, shareholders, customers and suppliers while showing our willingness to solicit their opinions and value their feedback

INTRODUCTION

This Code of Business Conduct and Ethics (the "Code") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all officers and employees of VOYAGER ONE, INC. (the "Company"). All of our officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

Officers and employees, and all persons who act on our behalf, which include agents and representatives of the Company are encouraged to promptly bring to the attention of the Company's Chief Executive Officer and the Company's Board of Directors any evidence of a violation of this Code.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment unless otherwise specified.

This Code is subject to modification. This Code supercedes all other such codes, policies, procedures, instructions, practices rules or written or verbal representations to the extent they are inconsistent.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Violations of the standards in this Code will result in disciplinary action, up to and including termination of employment.

COMPETITION AND FAIR DEALING

We seek to out perform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

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ENTERTAINMENT

The purpose of business entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it is in accordance with Company policy.

COMPETITIVE INFORMATION

Collecting information on our competitors from legitimate sources to evaluate the relative merits of their products, services, and marketing methods is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage and stealing are obviously wrong. But so is seeking confidential information from a new employee who recently worked for a competitor, or misrepresenting your identity in the hopes of getting confidential information from a competitor. Any form of questionable intelligence gathering is strictly against company policy.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

CONFIDENTIAL INFORMATION

The Company believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. The Company respects the property rights of other companies to their proprietary information and requires its employees to fully comply with both the spirit and the letter of U.S. and foreign laws and regulations protecting such rights. The Company's success is dependent upon the strict adherence by employees to this policy and all applicable standards and procedures. In connection with this obligation, every employee shall execute an Employment Agreement including Confidential Information provisions when he or she begins his or her employment with the Company.

CONFLICTS OF INTEREST

Voyager One employees and officers have an obligation to give their complete loyalty to the best interests of the company. A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. They should avoid any action which may involve, or may appear to involve, a conflict of interest with the company.

Employees and officers are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and the company. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines set forth in the Employee Handbook and as approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management, including the Company's Chief Financial Officer. Any employee or officer who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel as soon as practicable thereafter.

CORPORATE OPPORTUNITIES

Employees and officers are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors.


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No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees and officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

EMPLOYEE RELATIONS

         EQUAL EMPLOYMENT OPPORTUNITY

It is the policy of the Company to ensure equal opportunity in all aspects of employment and the Company will not tolerate any illegal discrimination.

         NON-HARASSMENT AND SEXUAL HARASSMENT

It is policy of the Company to provide a workplace free from tensions involving matters that do not relate to the company's business. In particular, an atmosphere of tension created by ethnic, racial, sexual or religious remarks, unwelcome sexual advances, or requests for sexual favors will not be tolerated. The company will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of offending individuals.

HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has the responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

INSIDER TRADING

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company or any other publicly traded company in the course of employment should be considered confidential information.

To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. The same penalties apply, regardless of whether the employee derives any benefit from the trade. If an employee's family or friends ask for advice about buying or selling company stock, the employee should not provide it. It is also important for the employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, employees should always carefully consider how their trades would look from this perspective. If you have any questions, please consult the Company's Chief Financial Officer.

PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.


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PROTECTION AND PROPER USE OF COMPANY ASSETS

The Company's assets are to be used only for the legitimate business purposes of the Company and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets. Incidental personal use may be permitted.

The Company's electronic mail (e-mail) system should be restricted primarily to company business. Highly confidential information should be handled appropriately. The company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on personal computers owned by the company or computers on the premises used in company business.

Third Party Software is provided as a productivity tool for employees to perform their job functions. Please note that, just because third party product or utility software is located on a corporate utility server, it does not necessarily mean that it is licensed for use as a standalone software product. Employees may be liable as individuals for illegal software use.

All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation.

To the extent permitted under applicable law, employees and temporary employees shall assign to the company any invention, work of authorship, composition or other form of intellectual property created during the period of employment and protect the Company's proprietary information in accordance with company policy as delineated in the provisions of the Employment Agreement which shall have been executed by each employee prior to commencing work for the Company.

Unauthorized use or distribution of proprietary information would violate Company policy and it could also be illegal and result in civil or even criminal penalties.

RECORD MANAGEMENT

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All company books, records, accounts, and financial statements must be made and maintained in reasonable detail, must fairly and accurately reflect the Company's transactions and must conform to applicable legal requirements, to prudent business practices and to the Company's system of internal controls. No entries shall be made that intentionally conceal or disguise the true nature of any company transaction. Unrecorded or off the books funds or assets should not be established unless permitted by applicable law or regulation.

Each employee shall maintain accurate and fair records of transactions, time reports, expense accounts, and other company records. If you are not sure whether a certain expense is legitimate, ask your supervisor.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company's Chief Financial Officer.

The company shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded. If an employee believes that the company's books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or to the Chief Financial Officer.


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REPORTING VIOLATIONS OF COMPANY POLICIES OR LAW

There are no easy answers to many ethical issues we face in our daily business activities. We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

o Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

o Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

o        Seek help from Company resources

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. In the rare case where it may not be appropriate to discuss an issue with your supervisor or manager or where you do not feel comfortable approaching them with your question, discuss it with your Human Resources manager. This is the basic guidance for all situations. Employees should follow the Problem Resolution guidelines set forth in the Employee Handbook.

It is the policy of the Company not to allow retaliation for reports of known or suspected misconduct by others made in good faith by employees. If your situation requires that your identity be kept secret, your anonymity will be protected. Employees are expected to cooperate in internal investigations of misconduct.

WAIVER OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

CODE OF BUSINESS CONDUCT AND ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

VOYAGER ONE, INC. (the "Company") has a Code of Business Conduct and Ethics applicable to all employees and officers of the Company. The Chief Executive Officer ("CEO") and all senior financial officers, including the the Chief Financial Officer, are bound by the provisions set forth therein. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers are subject to the following additional specific policies:

The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (the "SEC").

The CEO and each senior financial officer shall promptly bring to the attention of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Board of Directors any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

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The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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